EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in Post-Effective Amendment No. 1 to the Registration Statement (Form S-8 No. 333-123712) pertaining to the 2005 Equity Compensation Incentive Plan, 1999 Stock Option Plan and 1994 Stock Option Plan and to the incorporation by reference therein of our reports dated October 12, 2005, with respect to the consolidated financial statements and schedules of Enzo Biochem, Inc. included in its Annual Report (Form 10-K) for the year ended July 31, 2005, Enzo Biochem, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Enzo Biochem, Inc., filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP


Melville, New York
April 21, 2006